INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders Mosaic Tax-Free Trust:

We consent to the incorporation by reference in this Post-Effective Amendment No. 27 to Registration Statement No. 2-77986 of Mosaic Tax-Free Trust on Form N-1A of our report dated November 8, 2002, appearing in the Annual Report to Shareholders for the year ended September 30, 2002, and to the references to us under the headings "Independent Auditors" and "Financial Statements and Other Additional Information" in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

(signature)

Deloitte & Touche, LLP

Chicago, Illinois
January 30, 2003